Exhibit 10.1

STERLING BANCORP

2013 EMPLOYMENT INDUCEMENT AWARD

RESTRICTED STOCK UNIT AWARD NOTICE

Name of Award Recipient	Social Security Number

Street Address

This Restricted Stock Unit Award Notice (including Exhibit A, this “Notice”) is intended to set forth the terms and conditions on which a Restricted Stock Unit Award has been granted by Sterling Bancorp (the “Company”, formerly known as Provident New York Bancorp) under the New York Stock Exchange employment inducement award exemption.  Set forth below are the specific terms and conditions applicable to this Restricted Stock Unit Award.  Attached as Exhibit A are its general terms and conditions (the “General Terms and Conditions”), which constitute part of this Notice.

Restricted Stock Unit Award	(A)	(B)	(C)
Effective Date	October 31, 2013	October 31, 2013	October 31, 2013
Class of Shares*	Common	Common	Common
No. of Awarded Units*	[ ]	[ ]	[ ]
Vesting Date*	October 31, 2014	October 31, 2015	October 31, 2016

*Subject to adjustment as provided in the Plan and the General Terms and Conditions.

This Restricted Stock Unit Award is being granted as an inducement award pursuant to the “employment inducement” award exemption under Section 303A.08 of the NYSE Euronext Listed Company Manual and is not granted under the Company’s 2012 Stock Incentive Plan, as amended (the “Plan”).  This Restricted Stock Unit Award will be subject to the terms and conditions of the Plan (despite the fact that they are not granted under the Plan) and this Notice.  Capitalized terms used in this Notice but not defined herein shall have the same meanings as in the Plan.  The number of Shares (as defined in the Plan) subject to this Restricted Stock Unit Award, the number and kind of Shares deliverable upon settlement of this Restricted Stock Unit Award, and other terms relating to this Restricted Stock Unit Award are subject to adjustment in accordance with the Plan and this Notice.

By signing where indicated below, the Company grants this Restricted Stock Unit Award upon the specified terms and conditions, and the Restricted Stock Unit Award Recipient acknowledges receipt of this Notice, including Exhibit A, and agrees to observe and be bound by the terms and conditions set forth herein.

STERLING BANCORP		AWARD RECIPIENT

By
	Name:	Print Name
Title:

Recipient’s Signature

Instructions:  This page should be completed by or on behalf of the Compensation Committee.  Any blank space intentionally left blank should be crossed out.  A Restricted Stock Unit Award consists of a right to receive Shares in respect of the restricted stock units granted subject to the applicable terms and conditions.  Where restricted stock units granted under a Restricted Stock Unit Award are awarded on the same date with varying terms and conditions (for example, varying vesting dates), the awards should be recorded as a series of grants each with its own uniform terms and conditions.

EXHIBIT A

STERLING BANCORP

2013 EMPLOYMENT INDUCEMENT AWARD

General Terms and Conditions

Section 1.                                                      Size and Type of Award. The restricted stock units in respect of Shares covered by this award (“Awarded RSUs”) are listed on the Notice.  Awarded RSUs are subject to all of the terms and conditions of this Notice and the Plan.

Section 2.                                                      Vesting.

(a)                                             Vesting Dates. The Vesting Dates for the Awarded RSUs are specified on the Notice.

(b)                                             Vesting Conditions. There are conditions the Award Recipient must satisfy before the Awarded RSUs will vest.  Since the Award Recipient is receiving the Awarded RSUs for services as an officer or employee and as consideration (at least in part) for the restrictive covenants contained in Sections 8, 9(a) and 9(b) of the Employment Agreement, dated as of April 3, 2013, by and between the Company and the Award Recipient (the “Employment Agreement”), the Award Recipient must (i) except as otherwise provided in Section 2(d) below, remain in continuous service to the Company from the Effective Date shown on the Notice through the relevant Vesting Date, and (ii) comply in all material respects with the restrictive covenants contained in Sections 8, 9(a) and 9(b) of the Employment Agreement through the relevant Vesting Date, subject to written notice of noncompliance by the Company and a reasonable opportunity to cure, if subject to cure, and to the provisions of Section 4 below.

(c)                                              Forfeitures. Other than as provided in Section 2(d) below, if the Award Recipient terminates service with the Company prior to a Vesting Date or is not in material compliance with the restrictive covenants contained in Sections 8, 9(a) and 9(b) of the Employment Agreement, the Award Recipient will forfeit any Awarded RSUs that are scheduled to vest on or after the Award Recipient’s date of termination, and any previously vested Awarded RSUs shall be subject to the provisions of Section 4 below.

(d)                                             Accelerated Vesting. If the Award Recipient’s employment with the Company is terminated by the Company without Cause (as defined in the Employment Agreement), by the Award Recipient for Good Reason (as defined in the Employment Agreement), or due to the Award Recipient’s death or Disability (as defined in the Employment Agreement), all of the Awarded RSUs that have not previously vested will become fully vested, subject, in each case, other than a termination due to the Award Recipient’s death, to the Award Recipient’s execution and delivery of the Release (as defined in the Employment Agreement) and return of Company property in accordance with and as contemplated by Section 6(g) of the Employment Agreement and the Award Recipient’s compliance with the restrictive covenants under the Employment Agreement as contemplated by Sections 6(g) and 9 of the Employment Agreement.  If a Change in Control (as defined in the Plan) occurs after the Effective Date and before the Award Recipient terminates service with the Company, then any Awarded RSUs not theretofore vested shall become immediately vested on the date of the Change in Control.  The vesting provisions set forth herein shall control and be the exclusive vesting provisions applicable to the Awarded RSUs, notwithstanding any contrary or additional vesting terms set forth in the Plan.  The Award Recipient may designate a Beneficiary to receive any Shares received in settlement of Awarded RSUs that vest upon the Award Recipient’s death using the Beneficiary Designation attached as Appendix A.

(e)                                              Definition of Service. For purposes of determining the vesting of the Award Recipient’s Awarded RSUs, the Award Recipient will be deemed to be in the service of the Company for so long as the Award Recipient serves in any capacity as an employee, officer, non-employee director or consultant of the Company or Sterling National Bank.

(f)                                    Voting and Other Rights.  The Award Recipient shall have no voting or other rights of a shareholder (other than the right to dividend equivalents as described below) and will not be treated as an owner of Shares for tax purposes, except with respect to Shares that have been delivered upon the vesting of Awarded RSUs.  Notwithstanding the foregoing, prior to the delivery of Shares in settlement of a vested Awarded RSU, the Award Recipient shall be entitled to receive in respect of his or her outstanding Awarded RSUs an amount equal to any dividends declared by the Company with a record date that is after the Effective Date specified in the Award Notice, which dividend equivalent will be paid at the same time as (or as soon as reasonably practicable after the date on which) dividends are paid to shareholders generally.

Section 3.                                                      Settlement.  As soon as reasonably practicable (but in no event more than 60 days) after any Awarded RSU has vested, the Company shall, subject to Sections 4 and 5, issue and deliver to the Award Recipient one or more unlegended, freely transferable stock certificates in respect of such Shares issued upon settlement of the vested Awarded RSUs.

Section 4.                                          Recoupment and Application of Clawback Policy.  Notwithstanding anything in the Notice or the Plan to the contrary, consistent with Sections 3(c) and 9 of the Employment Agreement, the Awarded RSUs and any related Shares (or the value derived from the proceeds of any sale of any such Shares (but not greater than the Fair Market Value as defined in the Plan of such Shares on the applicable vesting date)) shall be subject to recoupment, forfeiture, adjustment and/or recovery, in whole or in part, during the period from the Effective Date through the third anniversary of the Effective Date (notwithstanding their prior vesting and/or sale), if the Award Recipient does not comply in all material respects with the restrictive covenants set forth in Sections 8, 9(a) and 9(b) of the Employment Agreement, subject to written notice of noncompliance by the Company and a reasonable opportunity for the Award Recipient to cure, if subject to cure.  In addition, and not in limitation of the foregoing, notwithstanding anything in the Notice or the Plan to the contrary, the Awarded RSUs and any related Shares shall be subject to adjustment and/or recovery, in whole or in part, following the date on which they become vested and payable if and to the extent (a) required by any applicable law, rule or regulation or (b) provided under the terms of any clawback policy or other policy of similar import, covering officers and directors of the Company generally, adopted by the Company and in effect on the date the Awarded RSUs or Shares become vested and payable.

Section 5.                                                      Taxes.  Where any person is entitled to receive Shares pursuant to the Awarded RSUs granted hereunder, the Company shall have the right to require such person to pay to the Company the amount of any tax that the Company is required to withhold with respect to such Shares, or, in lieu thereof, to retain, or to sell without notice, a sufficient number of Shares to cover the amount required to be withheld.

Section 6.                                                      Notices.  Any communication required or permitted to be given under this Notice or the Plan, including any notice, direction, designation, comment, instruction, objection or waiver, shall be in writing and shall be deemed to have been given at such time as it is delivered personally or five (5) days after mailing if mailed, postage prepaid, by registered or certified mail, return receipt requested, addressed to such party at the address listed below, or at such other address as one such party may by written notice specify to the other party:

If to the Recipient, to the Recipient’s address as shown in the Company’s records.

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If to the Company or the Compensation Committee:

Sterling Bancorp

c/o Sterling National Bank

400 Rella Blvd.

Montebello, New York

Attention: Corporate Secretary

Section 7.                                                      Restrictions on Transfer.  The Awarded RSUs granted hereunder shall not be subject in any manner to anticipation, alienation or assignment, nor shall such award be liable for or subject to debts, contracts, liabilities, engagements or torts, nor shall it be transferable by the Award Recipient other than by will or by the laws of descent and distribution or as otherwise permitted by the Plan.  To name a Beneficiary, the Award Recipient may complete the attached Appendix A and file it with the Corporate Secretary of the Company.

Section 8.                                                      Successors and Assigns.  This Notice shall inure to the benefit of and shall be binding upon the Company and the Award Recipient and their respective heirs, successors and assigns.

Section 9.                                                      Construction of Language.  Whenever appropriate in the Notice, words used in the singular may be read in the plural, words used in the plural may be read in the singular, and words importing the masculine gender may be read as referring equally to the feminine or the neuter.  Any reference to a section shall be a reference to a section of this Notice, unless the context clearly indicates otherwise.  Capitalized terms not specifically defined herein shall have the meanings assigned to them under the Plan.

Section 10.                                               Governing Law.  This Notice shall be construed, administered and enforced according to the laws of the State of New York without giving effect to the conflict of laws principles thereof, except to the extent that such laws are preempted by the federal law. The federal and state courts having jurisdiction in Rockland County, New York shall have exclusive jurisdiction over any claim, action, complaint or lawsuit brought under the terms of the Plan.  By accepting any Awarded RSUs granted under this Notice, the Award Recipient, and any other person claiming any rights under the Notice, agrees to submit himself or herself, and any such legal action as he or she shall bring under the Plan or this Notice, to the sole jurisdiction of such courts for the adjudication and resolution of any such disputes.

Section 11.                                               Amendment.  This Notice (including, without limitation, this Exhibit A) may be amended, in whole or in part, and in any manner not inconsistent with the provisions of the Plan, at any time and from time to time, by written agreement between the Company and the Award Recipient.

Section 12.                                               Plan Provisions Control.   The terms and conditions of the Awarded RSUs and the rights and obligations created hereunder shall be governed by the terms of the Plan, to the extent not inconsistent with the terms of this Notice.  By signing this Notice, the Award Recipient acknowledges receipt of a copy of the Plan.  The Award Recipient acknowledges that he or she may not and will not rely on any statement of account or other communication or document issued in connection with the Awarded RSUs other than the Plan, this Notice, the Employment Agreement, or any document signed by an authorized representative of the Company that is designated as an amendment of the Plan, this Notice, or the Employment Agreement.

Section 13.                                               Section 409A.  It is intended that the Awarded RSUs granted pursuant to this Notice be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury

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Regulations promulgated thereunder (“Section 409A”), pursuant to the “short-term deferral” exception of Section 409A, and all provisions of this Notice shall be construed, interpreted and administered in a manner consistent therewith.  Any payments that qualify for the “short-term deferral” exception, the separation pay exception or another exception under Section 409A shall be paid under the applicable exception.  Notwithstanding anything to the contrary herein, if the Awarded RSUs are determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A, the terms of this Notice shall be construed, interpreted and administered in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A, including the following: (a) for purposes of determining Award Recipient’s entitlement to the payment or receipt of benefits under this Notice, the Award Recipient’s employment shall not be deemed to have terminated unless and until the Award Recipient incurs a “separation from service” as defined in Section 409A, (b) in no event may the Award Recipient, directly or indirectly, designate the calendar year of any payment under this Notice and, if payment is contingent on execution of a release of claims and the designated period to execute the release of claims crosses two taxable years, payment of such nonqualified deferred compensation shall be made in the second taxable year, (c) notwithstanding anything to the contrary herein, if a payment or benefit under this Notice that constitutes “nonqualified deferred compensation” within the meaning of Section 409A is payable or provided due to a “separation from service” for purposes of the rules under Treas. Reg. § 1.409A-3(i)(2) (payments to specified employees upon a separation from service) and the Award Recipient is determined to be a “specified employee” (as determined under Treas. Reg. § 1.409A-1(i) and related Company procedures), such payment shall, to the extent necessary to comply with the requirements of Section 409A, be made on the date that is six (6) months after the date of the Award Recipient’s “separation from service” (or, if earlier, the date of the Award Recipient’s death), (d) each payment or benefit that constitutes “nonqualified deferred compensation” within the meaning of Section 409A shall be deemed to be a separate payment for purposes of Section 409A, and (e) if the Awarded RSUs vest as a result of a Change in Control but such Change in Control does not qualify as an event described in Section 409A(a)(2)(A)(v) of the Code and the regulations thereunder, such Awarded RSUs shall not be settled until the originally scheduled Vesting Date set forth in the Notice or, if earlier, the Award Recipient’s death (but shall not be subject to the forfeiture provisions of Section 2 following such Change in Control).  If any provision contained in this Notice conflicts with the intent of the parties as set forth in this Section 13, this Notice shall be deemed to be reformed to comply with short-term deferral exception if possible and if not possible the requirements of Section 409A.

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APPENDIX A TO RESTRICTED STOCK UNIT AWARD NOTICE

Beneficiary Designation Form - Restricted Stock Units

GENERAL INFORMATION	Use this form to designate the Beneficiary(ies) who may receive Restricted Stock Unit Awards that become vested at your death.

Name of Person
Making Designation	Social Security Number — —

BENEFICIARY DESIGNATION

Complete sections A and B. If no percentage shares are specified, each Beneficiary in the same class (primary or contingent) shall have an equal share. If any designated Beneficiary predeceases you, the shares of each remaining Beneficiary in the same class (primary or contingent) shall be increased proportionately.

A  PRIMARY BENEFICIARY(IES).  I hereby designate the following person as my primary Beneficiary under the Plan, reserving the right to change or revoke this designation at any time prior to my death:

Name	Address	Relationship	Birthdate	Share
%
%
%
Total = 100%

B  CONTINGENT BENEFICIARY(IES).  I hereby designate the following person(s) as my contingent Beneficiary(ies) under the Plan to receive benefits only if all of my primary Beneficiaries should predecease me, reserving the right to change or revoke this designation at any time prior to my death as to all outstanding Restricted Stock Unit Awards:

Name	Address	Relationship	Birthdate	Share
%
%
%
Total = 100%

SIGN HERE

I understand that this Beneficiary Designation shall be effective only if properly completed and received by the Corporate Secretary of Sterling Bancorp prior to my death and that it is subject to all of the terms and conditions of the Plan.  I also understand that an effective Beneficiary designation revokes my prior designation(s) with respect to all outstanding Restricted Stock Unit Awards.

Your Signature	Date

Internal Use Only

This Beneficiary Designation was received by the Corporate Secretary of Sterling Bancorp on the date indicated.			Comments

By
	Authorized Signature	Date